Exhibit 99.1

Granite Reports Fourth Quarter and Fiscal Year 2016 Results

2016 Financial and Operational Highlights

•	Backlog increased 19.8 percent year-over-year to a year-end record $3.5 billion

•	Revenues $2.5 billion – up 6.1 percent year-over year

•	Gross profit $301.4 million – up $1.5 million year-over-year

•	Gross profit margin 12.0 percent compared to 12.6 percent last year

•	Diluted earnings per share $1.42 compared to $1.52 last year

WATSONVILLE, Calif.--(BUSINESS WIRE)-- Granite Construction Incorporated (NYSE: GVA) today reported net income of $57.1 million for the year ended December 31, 2016 compared with net income of $60.5 million in the prior year. Diluted earnings per share (EPS) for the year was $1.42 compared to $1.52 per share in 2015.
Granite reported net income of $16.2 million for the quarter ended December 31, 2016, compared with net income of $28.7 million in the fourth quarter of 2015. Diluted EPS in the quarter was $0.40 compared to $0.72 per share in the prior-year period.
“Momentum to rebuild America's infrastructure is growing, an encouraging sign for our Company, our industry, and our country. Today, Granite's business stands in its best position in many years,” said James H. Roberts, President and Chief Executive Officer of Granite Construction Incorporated. "Despite fourth quarter results that were negatively impacted by particular weakness in the Large Project Construction segment, overall operational performance remained strong. The Construction segment remains the largest, most profitable portion of our business, producing near-record gross margins and a record segment backlog level in 2016.
Today, public-funding trends are poised to improve. So as the momentum across the country grows, our outlook continues to improve. We continue to challenge our leaders to take their teams to even higher levels of expectation and success. We are confident in the investments we are making in our business, beginning with our people. Granite employees' focus, drive, and execution produced solid 2016 results and record Company year-end backlog of nearly $3.5 billion, and it is expected to produce much-improved results, beginning in 2017,” Roberts said.

Fiscal Year 2016 Results
Total Company

•	Revenues for 2016 were $2.51 billion, up 6.1 percent from 2015.

•	Gross profit increased 0.5 percent year-over-year to $301.4 million, driven by improved performance in the Construction segment.

•	Gross profit margin was 12.0 percent compared with 12.6 percent in 2015.

•
Selling, general and administrative (SG&A) expenses were $219.3 million, compared with $203.8 million last year. The increase is attributable primarily to personnel-related costs, including increased business development and selling expenses.

•	Backlog ended at a year-end record $3.48 billion, up 19.8 percent from $2.91 billion in 2015.

•	2016 EBITDA[1] was $160.8 million, with resulting EBITDA margin of 6.4 percent.

•	$317.1 million in cash and marketable securities, as of December 31, 2016.
Construction

•
Construction revenue in 2016 was $1.37 billion, up 8.1 percent from $1.26 billion in 2015, driven by improved performance in certain Western markets supported by steady private, non-residential construction demand.

•	Gross profit margin increased nearly 50 basis points year-over-year to 15.3 percent, as improved safety, execution, and market diversification drove the year-over-year growth.

•	Construction backlog ended at a year-end record $1.03 billion, up 19.7 percent year-over-year.
Large Project Construction

•	Large Project Construction revenue increased 9.3 percent to $888.2 million from $812.7 million in 2015, as Granite teams advanced work on our coast-to-coast project portfolio.

•
Gross profit margin was 7.2 percent compared with 9.8 percent in 2015 primarily reflecting execution issues on certain projects nearing completion in 2017 and 2018, as well as the prolonged impact of time in resolving disputes with owners and designers.

•	Large project backlog totaled $2.45 billion, up 19.8 percent year-over-year, with the balance of 2016 bookings expected to provide profit improvement beginning in 2017.
Construction Materials

•
Overall 2016 materials consumption was nearly identical to 2015, with demand shifting to increased internal (Construction segment) use in 2016. As a result, Construction Materials revenue (external sales) decreased 11.6 percent to $261.2 million compared with $295.6 million last year.

•
Gross profit margin in 2016 was 10.7 percent, compared with 11.1 percent in 2015, as overall public-market demand remained flat. Although weather slowed production in the fourth quarter, bidding activity and pricing remained steady through the end of 2016, which resulted in growing committed volumes for 2017.

Fourth Quarter 2016 Results
Total Company

•	Revenues increased 5.8 percent to $666.7 million compared with $630.2 million in the fourth quarter of 2015.

•
Gross profit decreased 19.3 percent year-over-year to $81.3 million, driven primarily by the underperformance of certain large projects, as well as by weather impacts across much of the West in December.

•	Gross profit margin was 12.2 percent compared with 16.0 percent in 2015.

•	SG&A expenses decreased $0.7 million from 2015, to $59.3 million.

Construction

•
Construction segment revenue increased 5.3 percent to $359.7 million, compared with $341.5 million in the fourth quarter of 2015. While impacted by wet weather in the West, revenue growth was driven by steady private, non-residential demand and continued diversification.

•	Gross profit margin, down from nearly 20 percent last year, remained a healthy 17.2 percent, with weather headwinds largely countered by improved safety and solid execution.
Large Project Construction

•	Large Project Construction segment revenue increased 10.6 percent to $246.1 million, compared with $222.4 million in the fourth quarter of 2015, based on execution on our broad project portfolio.

•
Gross profit margin was 5.5 percent, down from 11.6 percent last year, reflecting significant underperformance at three projects aligned to the prolonged impact of time in resolving disputes with owners and designers.

Construction Materials

•
Construction Materials revenue decreased 8.0 percent to $60.9 million, compared with $66.2 million in the fourth quarter of 2015, driven primarily by a shift to greater internal consumption of materials coupled with weather impacts in December pushing sales into 2017.

•
Gross profit margin for the quarter was 10.0 percent, compared with 11.0 percent in 2015. Operational performance remains solid, as we target continued improvement in pricing and production efficiency.

Outlook
"Last November, voters across the country approved more than $200 billion of long-term infrastructure investment in the form of local measures, with the majority of this in California and Washington State," Roberts continued. "In California, state officials continue to make progress toward legislation on a long-term transportation bill. We are maintaining our focus on the Governor and California legislators to deliver much overdue investment beginning in 2017," Roberts said.

“Still, much of the focus remains at the federal level where the FAST Act, the long-term highway bill passed by Congress in December 2015, has yet to provide any incremental spending. Congress continues to fund government spending by continuing resolution. We still believe the FAST Act is critical for planning at state and local levels. However, until federal spending increases, the 2017 outlook for public-market growth is limited.

Our broad asset base and coast-to-coast project portfolio, coupled with ongoing efficiency investment in Continuous Improvement has prepared us well. Granite teams are ready to deliver both on the President's commitment to rebuilding our country's infrastructure, as well as on solid growth in our markets across the country. These investments are creating efficiencies and leverage that, combined with year-end record backlog of $3.5 billion, will provide Granite teams with an opportunity to grow at a rate faster than we have seen in recent years,” Roberts said.

The Company’s current expectations for 2017 are:

•	Low-double digit consolidated revenue growth

•	Consolidated EBITDA margin[1] of 6.5% to 7.5%

(1)	Please refer to a description and reconciliation in the attached EBITDA Reconciliation table.
Conference Call
Granite will conduct a conference call today, Friday, February 17, 2017, at 8 a.m. Pacific Time/11 a.m. Eastern Time to discuss the results of the quarter ended December 31, 2016. Access to a live audio webcast is available on its Investor Relations website, investor.graniteconstruction.com. An archive of the webcast will be available on the website approximately one hour after the call. The live call also is available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. A replay will be available after the live call through February 24, 2017, by calling 1-877-344-7529, replay access code 10101265; international callers may dial 1-412-317-0088.
About Granite
Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is one of the nation’s largest infrastructure contractors and construction materials producers. Granite specializes in complex infrastructure projects, including transportation, industrial and federal contracting, and is a proven leader in alternative procurement project delivery. Granite is an award-winning firm in safety, quality and environmental stewardship, and has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for seven consecutive years. Granite is listed on the New York Stock Exchange and is part of the S&P MidCap 400 Index, the MSCI KLD 400 Social Index and the Russell 2000 Index. For more information, visit graniteconstruction.com.
Forward-looking Statements
Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$189,326	$252,836
Short-term marketable securities	64,884	25,043
Receivables, net	419,345	340,822
Costs and estimated earnings in excess of billings	73,102	59,070
Inventories	55,245	55,553
Equity in construction joint ventures	247,182	224,689
Other current assets	39,908	26,985
Total current assets	1,088,992	984,998
Property and equipment, net	406,650	385,129
Long-term marketable securities	62,895	80,652
Investments in affiliates	35,668	33,182
Goodwill	53,799	53,799
Deferred income taxes, net	—	4,329
Other noncurrent assets	85,449	84,789
Total assets	$1,733,453	$1,626,878
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$14,796	$14,800
Accounts payable	199,029	157,571
Billings in excess of costs and estimated earnings	97,522	92,515
Accrued expenses and other current liabilities	218,587	200,935
Total current liabilities	529,934	465,821
Long-term debt	229,498	244,323
Deferred income taxes	5,441	—
Other long-term liabilities	45,989	46,613
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 39,621,140 shares as of December 31, 2016 and 39,412,877 shares as of December 31, 2015	396	394
Additional paid-in capital	150,337	140,912
Accumulated other comprehensive loss	(371)	(1,500)
Retained earnings	735,626	699,431
Total Granite Construction Incorporated shareholders’ equity	885,988	839,237
Non-controlling interests	36,603	30,884
Total equity	922,591	870,121
Total liabilities and equity	$1,733,453	$1,626,878

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenue
Construction	$359,741	$341,533	$1,365,198	$1,262,675
Large Project Construction	246,077	222,438	888,193	812,720
Construction Materials	60,863	66,191	261,226	295,634
Total revenue	666,681	630,162	2,514,617	2,371,029
Cost of revenue
Construction	298,045	273,976	1,155,983	1,075,169
Large Project Construction	232,618	196,640	824,056	733,253
Construction Materials	54,768	58,922	233,208	262,771
Total cost of revenue	585,431	529,538	2,213,247	2,071,193
Gross profit	81,250	100,624	301,370	299,836
SG&A expenses	59,342	60,010	219,299	203,817
Restructuring and impairment gains	(1,000)	(6,007)	(1,925)	(6,003)
Gain on sales of property and equipment	(5,994)	(6,196)	(8,358)	(8,286)
Operating income	28,902	52,817	92,354	110,308
Other (income) expense
Interest income	(801)	(574)	(3,225)	(2,135)
Interest expense	3,096	3,291	12,366	14,257
Equity in income of affiliates	(2,594)	(1,448)	(7,177)	(3,210)
Other income, net	(685)	(622)	(5,972)	(2,031)
Total other (income) expense	(984)	647	(4,008)	6,881
Income before provision for income taxes	29,886	52,170	96,362	103,427
Provision for income taxes	10,622	17,031	30,162	35,179
Net income	19,264	35,139	66,200	68,248
Amount attributable to non-controlling interests	(3,091)	(6,466)	(9,078)	(7,763)
Net income attributable to Granite Construction Incorporated	$16,173	$28,673	$57,122	$60,485

Net income per share attributable to common shareholders:
Basic	$0.41	$0.73	$1.44	$1.54
Diluted	$0.40	$0.72	$1.42	$1.52
Weighted average shares of common stock:
Basic	39,610	39,393	39,557	39,337
Diluted	40,306	39,894	40,225	39,868

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Years Ended December 31,	2016	2015
Operating activities
Net income	$66,200	$68,248
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash restructuring and impairment gains	(1,000)	(1,044)
Depreciation, depletion and amortization	64,375	64,309
Gain on sales of property and equipment	(8,358)	(8,286)
Change in deferred income taxes	9,842	28,258
Stock-based compensation	13,383	8,763
Equity in net income from unconsolidated joint ventures	(15,614)	(43,374)
Gain on real estate entity	(2,452)	—
Net income from affiliates	(7,177)	(3,210)
Changes in assets and liabilities:	(46,053)	(46,686)
Net cash provided by operating activities	73,146	66,978
Investing activities
Purchases of marketable securities	(129,685)	(104,971)
Maturities of marketable securities	50,000	29,260
Proceeds from called marketable securities	55,000	75,000
Purchases of property and equipment	(90,970)	(44,179)
Proceeds from sales of property and equipment	12,946	13,148
Distributions from affiliates	2,233	305
Collection of notes receivable	4,331	943
Other investing activities, net	(245)	(213)
Net cash used in investing activities	(96,390)	(30,707)
Financing activities
Proceeds from long-term debt	30,000	30,000
Debt principal payments	(45,025)	(46,763)
Cash dividends paid	(20,563)	(20,445)
Purchases of common stock	(5,227)	(3,777)
Contributions from non-controlling partners	5,250	7,462
Distributions to non-controlling partners	(5,258)	(6,992)
Other financing activities	557	1,119
Net cash used in financing activities	(40,266)	(39,396)
Decrease in cash and cash equivalents	(63,510)	(3,125)
Cash and cash equivalents at beginning of year	252,836	255,961
Cash and cash equivalents at end of year	$189,326	$252,836

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended December 31,			Years Ended December 31,
	Construction	Large Project Construction	Construction Materials	Construction	Large Project Construction	Construction Materials

2016
Revenue	$359,741	$246,077	$60,863	$1,365,198	$888,193	$261,226
Gross profit	61,696	13,459	6,095	209,215	64,137	28,018
Gross profit as a percent of revenue	17.2%	5.5%	10.0%	15.3%	7.2%	10.7%

2015
Revenue	$341,533	$222,438	$66,191	$1,262,675	$812,720	$295,634
Gross profit	67,557	25,798	7,269	187,506	79,467	32,863
Gross profit as a percent of revenue	19.8%	11.6%	11.0%	14.8%	9.8%	11.1%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

Contract Backlog by Segment	December 31, 2016		December 31, 2015

Construction	$1,030,487	29.6%	$860,657	29.6%
Large Project Construction	2,453,918	70.4%	2,047,781	70.4%

Total	$3,484,405	100%	$2,908,438	100%

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Net income attributable to Granite Construction Incorporated	$16,173	$28,673	$57,122	$60,485
Depreciation, depletion and amortization expense(2)	17,738	15,792	64,375	64,309
Provision for income taxes	10,622	17,031	30,162	35,179
Interest expense, net of interest income	2,295	2,717	9,141	12,122
EBITDA	$46,828	$64,213	$160,800	$172,095
Consolidated EBITDA Margin(3)	7.0%	10.2%	6.4%	7.3%

Note:

(1)We define EBITDA as GAAP net income (loss) attributable to Granite Construction Incorporated, adjusted for interest, taxes, depreciation, depletion and amortization. We believe this non-GAAP financial measure and the associated margin are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

(2)Amount includes the sum of depreciation, depletion and amortization which are classified as Cost of Revenue and Selling, General and Administrative expenses in the consolidated statements of operations of Granite Construction Incorporated.

(3)Represents EBITDA divided by consolidated revenue. Consolidated revenue was $666,681 and $2,514,617 for three and twelve months ended December 31, 2016, respectively, and $630,162 and $2,371,029 for the three and twelve months ended December 31, 2015, respectively.